Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES

SECOND QUARTER 2011 RESULTS

•	Second quarter 2011 net revenue was $455.0 million, an increase of 16.1% from the second quarter 2010 net revenue of $391.8 million.

•

Second quarter 2011 Adjusted net income[1] was $92.2 million, or $0.51 per diluted share, an increase of 19.1% versus second quarter 2010 Adjusted net income[1] of $77.5 million, or $0.44 per diluted share.

•	Second quarter 2011 net (loss) was $(34.6) million, or $(0.20) per diluted share, versus second quarter 2010 net income of $82.5 million, or $0.46 per diluted share.

•	June 30, 2011 ending cash balance was $287.1 million.

Almelo, the Netherlands – July 20, 2011 – Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the second quarter and six months ended June 30, 2011.

Highlights of the Second Quarter and Six Months Ended June 30, 2011

Net revenue for the second quarter 2011 was $455.0 million, an increase of $63.2 million, or 16.1%, from the net revenue for the second quarter of 2010 of $391.8 million. The second quarter 2011 net revenue reflects the effect of the events that occurred in Japan, which is estimated at $25 million. Net (loss) for the second quarter 2011 was $(34.6) million, or $(0.20) per diluted share. This compares to net income for the second quarter 2010 of $82.5 million, or $0.46 per diluted share. Adjusted net income1 for the second quarter 2011 was $92.2 million, or $0.51 per diluted share, which was 20.3% of net revenue. This compares to Adjusted net income1 for the second quarter of 2010 of $77.5 million, or $0.44 per diluted share, which was 19.8% of net revenue.

Net revenue for the six months ended June 30, 2011 was $899.3 million, an increase of $130.3 million, or 16.9%, from $768.9 million for the six months ended June 30, 2010. Net (loss) for the six months ended June 30, 2011 was $(44.2) million, or $(0.25) per diluted share. This compares to net income for the six months ended June 30, 2010 of $109.8 million, or $0.66 per diluted share. Adjusted net income1 for the six months ended June 30, 2011 was $183.3 million, or $1.01 per diluted share, which was 20.4% of net revenue. This compares to Adjusted net income1 for the six months ended June 30, 2010 of $146.6 million, or $0.88 per diluted share, which was 19.1% of net revenue.

Tom Wroe, Chairman and Chief Executive Officer, said, “We are pleased with our results and continue to deliver on our objectives. Our core revenue growth rate, amplified by our recently acquired Magnetic Speed and Position business, resulted in 16.1% growth compared to the second quarter of the prior year.”

The Company spent $28.3 million, or 6.2% of net revenue, on research, development and engineering related costs in the second quarter of 2011. These costs reside in both the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company’s ending cash balance at June 30, 2011 was $287.1 million. During the second quarter, the Company generated cash of $39.3 million from operations, used cash of $18.8 million in investing activities and used cash of $152.7 million in financing activities. During the quarter, the Company refinanced substantially all of its existing indebtedness. As part of refinancing, the Company issued a new $1.1 billion term loan facility and $700 million of senior unsecured notes, each denominated in U.S. dollars.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 56.3 days at the end of the second quarter compared to 50.7 days at June 30, 2010.

The Company recorded an income tax provision of $12.5 million for the second quarter 2011. Approximately $4.5 million of the provision, or 3.7% of Adjusted EBIT, related to taxes that are payable in cash and approximately $8.1 million related to deferred income tax expense and other income tax expense.

The Company’s indebtedness at June 30, 2011 was $1.84 billion. The Company’s Net debt2 was $1.55 billion resulting in a Net leverage ratio2 of 3.1.

Robert Hureau, Chief Financial Officer, said, “We are pleased to have completed the debt refinancing this quarter at such attractive interest rates. In addition, our cash generation continues to be in line with our expectations.”

Guidance

Including the announced, but not yet closed, acquisition of Sensor-NITE, the Company anticipates net revenue of $470 million to $490 million for the third quarter 2011, which represents growth of 23% to 28% over the third quarter 2010 net revenue of $383.3 million. The Company also expects to achieve earnings per diluted share calculated in accordance with generally accepted accounting principles (“GAAP”) of $0.17 – $0.21 in the third quarter of 2011. In addition, the Company expects Adjusted net income1 of $90 million to $96 million, or $0.49 – $0.53 per diluted share, for the third quarter 2011. This guidance assumes a diluted share count of 181.8 million for the third quarter of 2011.

For the full year 2011, the Company expects net revenue of $1.87 billion to $1.93 billion which represents 26% to 29% growth over the full year 2010 net revenue of $1.54 billion, after adjusting for approximately $50 million of inventory replenishment that occurred during the first half of 2010. The Company also expects to achieve earnings per diluted share calculated in accordance with GAAP of $0.11 to $0.21 for the full year 2011. In addition, the Company expects Adjusted net income1 of $365 million to $383 million, or $2.01 to $2.11 per diluted share for the full year 2011. This guidance assumes a diluted share count of 181.4 million for the full year of 2011.

[1]	See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net (loss) / income.

[2]

Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents. The Net leverage ratio represents net debt divided by Pro Forma Adjusted EBITDA for the last twelve months. Pro Forma Adjusted EBITDA assumes the acquired Magnetic Speed and Position business had been in the results for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its second quarter ended June 30, 2011. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 81546049. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 855-859-2056 and the non-U.S. dial in number is 404-537-3406. The replay passcode is 81546049. A replay of the call will be available by webcast for an extended period of time at the Company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Sensata employs approximately 11,500 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business. Such forward-looking statements include, among other things, the Company’s anticipated results for the third quarter and full year of 2011. Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; the potential impact of the recent natural disasters in Japan; integration of acquired companies; non-performance by suppliers; the Company’s ability to timely and efficiently increase production capacity to meet demand; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; fundamental changes in the industries in which the Company operates; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; the loss of one or more suppliers of raw materials; the Company’s ability to secure financing to operate and grow its business or to explore opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings. Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Operations

(Unaudited)

($ in 000s)

	For the three months ended		For the six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net revenue	$455,038	$391,806	$899,267	$768,943
Operating costs and expenses:
Cost of revenue	284,749	240,590	561,994	473,373
Research and development	12,077	6,211	20,844	11,141
Selling, general and administrative	45,586	38,740	90,030	116,631
Amortization of intangible assets & capitalized software	34,709	36,078	68,961	72,214
Restructuring	1,086	(490)	1,733	209

Total operating costs and expenses	378,207	321,129	743,562	673,568

Profit from operations	76,831	70,677	155,705	95,375
Interest expense, net	(24,199)	(25,151)	(47,400)	(58,528)
Currency translation (loss) / gain and other, net	(74,714)	51,796	(115,358)	98,981

(Loss)/Income before taxes	(22,082)	97,322	(7,053)	135,828
Provision for income taxes	12,545	14,803	37,099	25,999

Net (loss) / income	$(34,627)	$82,519	$(44,152)	$109,829

Net (loss) / income per share:
Basic	$(0.20)	$0.48	$(0.25)	$0.68
Diluted	$(0.20)	$0.46	$(0.25)	$0.66
Weighted-average ordinary shares outstanding:
Basic	174,944	171,025	174,444	160,562
Diluted	174,944	177,804	174,444	167,194

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in 000s)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$287,104	$493,662
Accounts receivable, net of allowances	270,956	198,245
Inventories	175,192	140,949
Deferred income tax assets	6,730	6,566
Prepaid expenses and other current assets	24,859	25,006
Assets held for sale	238	559

Total current assets	765,079	864,987
Property, plant and equipment, net	284,537	234,813
Goodwill	1,576,662	1,528,954
Other intangible assets, net	697,765	723,144
Deferred income tax assets	4,393	4,526
Deferred financing costs	28,590	25,742
Other assets	9,304	5,831

Total assets	$3,366,330	$3,387,997

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$13,665	$16,779
Accounts payable	162,208	132,828
Income taxes payable	6,706	6,855
Accrued expenses and other current liabilities	102,237	94,030
Deferred income tax liabilities	4,693	4,608

Total current liabilities	289,509	255,100
Deferred income tax liabilities	209,230	179,089
Pension and post-retirement benefit obligations	25,745	43,021
Capital lease and other financing obligations, less current portion	44,804	39,544
Long-term debt, net of discount, less current portion	1,783,598	1,833,370
Other long-term liabilities	29,119	30,092

Total liabilities	2,382,005	2,380,216
Total shareholders’ equity	984,325	1,007,781

Total liabilities and shareholders’ equity	$3,366,330	$3,387,997

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in 000s)

	For the six months ended
	June 30, 2011	June 30, 2010
Cash flows from operating activities:
Net (loss) / income	$(44,152)	$109,829
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation	21,432	20,331
Amortization of deferred financing costs and original issue discounts	3,412	4,377
Currency translation loss / (gain) on debt	60,391	(133,826)
Loss on repurchase of debt	44,014	22,867
Share-based compensation	4,653	21,869
Amortization of inventory step-up to fair value	524	—
Amortization of intangible assets and capitalized software	68,961	72,214
Gain on disposition of assets	(77)	(253)
Deferred income taxes	29,183	18,903
Decrease from changes in operating assets and liabilities, net of effects of acquisition	(67,136)	(47,557)

Net cash provided by operating activities	121,205	88,754

Cash flows from investing activities:
Acquisition of Magnetic Speed and Position, net of cash received	(137,264)	—
Additions to property, plant and equipment and capitalized software	(40,424)	(17,902)
Proceeds from sale of assets	600	364

Net cash used in investing activities	(177,088)	(17,538)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	176	433,621
Proceeds from exercise of stock options	14,714	5,025
Proceeds from the issuance of Term Loan Facility	1,094,500	—
Proceeds from the issuance of Senior Notes	700,000	—
Payments of debt issuance costs	(33,496)	—
Payments on U.S. and Euro term loan facilities	(1,454,240)	(7,306)
Payments for repurchase of debt	(471,300)	(337,517)
Payments on capitalized lease and other financing obligations	(1,029)	(2,260)

Net cash (used in)/provided by financing activities	(150,675)	91,563

Net change in cash and cash equivalents	(206,558)	162,779
Cash and cash equivalents, beginning of period	493,662	148,468

Cash and cash equivalents, end of period	$287,104	$311,247

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net (loss) / income before costs related to our initial public offering and debt refinancing, currency translation loss / (gain) on debt and unrealized (gain)/loss on other hedges, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, deferred income tax and other tax expense, amortization of deferred financing costs, interest expense associated with uncertain tax positions, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconciles Net (loss) / income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table1 reconciles the Company’s Net (loss) / income to Adjusted net income for the second quarter and six months ended June 30, 2011 and 2010.

($ in 000s)	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Net (loss) / income	$(34,627)	$82,519	$(44,152)	$109,829
IPO related costs	—	15,466	—	66,772
Debt refinancing costs	44,014	—	44,014	—
Loss / (gain) on currency translation on debt and unrealized (gain)/loss on other hedges	36,494	(71,278)	81,486	(128,926)
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	34,882	36,267	69,735	73,299
Deferred income tax and other tax expense	10,038	11,550	28,360	20,106
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	1,411	2,930	3,838	5,553

Total adjustments	$126,839	$(5,065)	$227,433	$36,804

Adjusted net income	$92,212	$77,454	$183,281	$146,633

Weighted average diluted shares outstanding used in Adjusted net income per share calculation[2]	181,226	177,804	181,017	167,194

Adjusted net income per share	$0.51	$0.44	$1.01	$0.88

[1]

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets: $163 and $272 for the three and six months ended June 30, 2011, respectively.

[2]

The following table reconciles diluted shares in accordance with GAAP to diluted outstanding shares used in the calculation of Adjusted net income per share. The GAAP diluted outstanding shares number excludes certain shares due to their anti-dilutive nature given the net loss. The Company believes that including these shares in the diluted number for purposes of calculating Adjusted net income per share is more meaningful to investors.

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
GAAP – diluted shares	174,944	177,804	174,444	167,194
Shares excluded from calculation due to net loss	6,282	—	6,573	—

Adjusted net income – diluted shares	181,226	177,804	181,017	167,194

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net (loss) / income to Adjusted net income were recorded for the second quarter and six months ended June 30, 2011 and 2010.

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Cost of revenue	$610	$500	$1,647	$1,764
Selling, general and administrative	1,955	92	1,955	43,300
Amortization of intangible assets and capitalized software	34,272	35,768	68,088	71,536
Interest expense, net	1,411	2,930	3,838	5,553
Currency translation loss / (gain) and other, net	80,508	(55,905)	125,500	(105,455)
Provision for income taxes	8,083	11,550	26,405	20,106

Total adjustments	$126,839	$(5,065)	$227,433	$36,804

The following unaudited table reconciles the Company’s Projected GAAP earnings per share to projected Adjusted net income per share for the third quarter and full year of 2011:

	Three months ended September 30, 2011		Full year ended December 31, 2011
	Low End	High End	Low End	High End
Projected GAAP earnings per share	$0.17	$0.21	$0.11	$0.21
Debt refinancing costs	—	—	0.24	0.24
(Gain)/loss on currency translation on debt and unrealized (gain)/loss on other hedges	—	—	0.45	0.45
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.21	0.21	0.81	0.81
Deferred income tax and other tax expense	0.10	0.10	0.36	0.36
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	0.01	0.01	0.04	0.04

Projected Adjusted net income per share	$0.49	$0.53	$2.01	$2.11

Weighted average shares outstanding used in Adjusted net income per share calculation	181,810	181,810	181,439	181,439

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation

The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the interim condensed consolidated financial statements included in the Company’s Form 10-Q for the period ended March 31, 2011. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used will change as new events occur or additional information is obtained. Actual results could differ from those estimates.